IMPORTANT SHAREHOLDER UPDATE

Royce European Small-Cap Fund
Royce Global Value Fund

URGENT PROXY VOTING REQUEST

Dear Shareholder:

We recently mailed you proxy materials regarding the Special Meetings of Shareholders for Royce European Small-Cap Fund and Royce Global Value Fund to be held on January 21, 2016. These materials describe the proposal and ask for your vote on this important issue. Our records indicate that we have not received your vote. We encourage you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting.

Voting is quick and easy. Please vote now using one of these methods	1. Call 1-844-292-8013 to Speak with a Live Agent and Vote

For you convenience, you may call our toll free number Monday through Friday (9 A.M. to 6 P.M. EST) to speak with a live agent who can assist in registering your vote.

2. Vote By Internet

Please visit the website noted on the enclosed proxy voting card and follow the online instructions.

3. Vote by Mail

Please mail your signed proxy voting card(s) in the postage-paid envelope.

4. Vote by Touch-Tone Phone

Please call the toll-free number printed on the enclosed proxy voting card and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

PLEASE VOTE YOUR PROXY NOW

The Board of Trustees recommends that you vote “FOR” the proposal.

If you have already voted, thank you for your response. If you have any further questions, please contact our Proxy Solicitor, Boston Financial Data Services, toll free at 1-844-292-8013. In addition, all proxy materials are conveniently available online at the website noted on the enclosed proxy voting card. We appreciate your immediate attention. Thank you.